Exhibit 5.03

The undersigned David Mersky, hereby certifies that:

1.	He is the Chairman of the Board of Directors and the Chief Executive Officer of SIBANNAC, INC., a Nevada corporation (the “Corporation”).

2.	The Corporation is authorized to issue 10,000,000 shares of preferred stock, none of which are issued or outstanding.

3.	That on May 13, 2020, the following resolutions were duly adopted by the Board of Directors:

WHEREAS, the Amended and Restated Articles of Incorporation, as amended to date, of the Corporation provide for a class of its authorized stock known as preferred stock, comprised of 10,000,000 shares, $0.001 par value per share (the “Preferred Stock”), issuable from time to time in one or more series;

WHEREAS, the Board of Directors of the Corporation is authorized to amend the dividend rights, dividend rates, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of Preferred Stock and the number of shares constituting any series and designation thereof, of any of them;

SIBANNAC, INC.
By:
David Mersky, Chairman & CEO
Dated:	Wednesday, May 13, 2020

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors of the Corporation does hereby declare this CERTIFICATE OF DESIGNATION OF SERIES A CONVERTIBLE PREFERRED STOCK to provide for the issuance of a series of Preferred Stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of Preferred Stock as follows:

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CERTIFICATE OF DESIGNATION OF
SERIES A CONVERTIBLE PREFERRED STOCK

Article I.     Designation, Amount and Par Value.

Section 1.01 The series of Preferred Stock shall be designated as the Corporation’s Series A Convertible Preferred Stock (the “Series A Stock”) and the number of shares so designated shall be five Million (5,000,000), which shall not be subject to increase without the affirmative vote or written consent of the holders (each a “Holder” and collectively, the “Holders”) of at least fifty-one percent (51%) of the Series A Stock issued and outstanding at the time of any such vote or written consent. Each share of Series A Stock shall have par value of $0.001 per share.

Article II.     Ranking.

Section 2.01 The Series A Stock shall be, with respect to dividend rights and rights upon liquidation, winding-up or dissolution, rank:

(a)	Senior to the Corporation’s Common A Stock, $0.001 par value per share (“Common Stock”); and

(b)	Senior to any and all other classes or series of Preferred Stock of the Corporation, other than Series B Preferred Stock, whether authorized now, or at any time in the future, unless any such subordination to any other class or series of Preferred Stock, is expressly agreed to, pursuant to an affirmative vote or written consent of Holders of at least sixty-seven percent (67%) of the Series A and Series B Stock issued and outstanding at the time of any such vote or written consent.

Article III.     Liquidation Rights.

Section 3.01 With respect to rights on Liquidation (as defined in Section 3.02 of this Article III), the Series A Stock shall rank senior and prior to the any and all classes of series of the Corporation’s common stock and to any and all other classes or series of preferred stock of the Corporation, except as otherwise approved by the affirmative vote or written consent of the Holders of at least a sixty-seven percent (67%) of the Series A Stock issued and outstanding at the time of any such vote or written consent. Furthermore, the Corporation may not designate any other class or series of common stock or preferred stock without first obtaining the affirmative vote or consent of the Holders of at least sixty-seven percent (67%) of the Series A Stock issued and outstanding at the time of any such vote or written consent.

Section 3.02 In the event of any liquidation, dissolution or winding-up of the affairs of the Corporation (collectively, a “Liquidation”), the sole participation to which the Holders of shares of Series A Stock then issued and outstanding (the “Series A Stockholders”) shall be entitled, out of the assets of the Corporation legally available for distribution to its stockholders, whether from capital, surplus or earnings, to receive, before any payment shall be made to the holders of the Common Stock or any other class or series of preferred stock ranking on Liquidation junior to such Series A Stock, an amount per share equal to the Face Value (as hereinafter defined). If upon any such Liquidation, the remaining assets of the Corporation available for distribution to its shareholders shall be insufficient to pay the Holders of shares of Series A Stock the full amount to which they shall be entitled, the Holders of shares of Series A Stock, and of any class or series of stock ranking upon liquidation on a parity with the Series A Stock, shall share pari passu in any distribution of the remaining assets and funds of the Corporation in proportion to the respective liquidation amounts that would otherwise be payable to the Holders of preferred stock with respect to the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

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Article IV.     Restrictive Legend.

Section 4.01 Any Series A Stock certificate issued in reference to this designation shall bear on its face the following restrictive legend:

THE SHARES REPRESENTED BY THE CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED UNLESS, IN THE OPINION OF COUNSEL SATISFACTORY TO THE ISSUER, THE TRANSFER QUALIFIES FOR AN EXEMPTION FROM OR EXEMPTION TO THE REGISTRATION PROVISIONS THEREOF.

Section 4.02 For purposes of this CERTIFICATE OF DESIGNATION OF SERIES A CONVERTIBLE PREFERRED STOCK, the term "Valid Exemption From or To Registration" shall mean, an exemption from or to registration, under the Securities Act of 1933 and applicable state securities laws and then, only after receipt, by the Corporation, its Transfer Agent and the Holder, of an opinion of counsel which clearly states that such an exemption is available to the Holder.

Article V.      Conversion and Face Value.

Section 5.01 Any Holder of Series A Stock shall have the right to convert any or all of the Holder’s Series A Stock into a number of fully paid and non-assessable shares of Common Stock for each share of Series A Stock so converted, as set forth in this Article V.

(a)	Any Series A Stockholder may exercise the right to convert such shares into Common Stock pursuant to this Article V by delivering to the Corporation during regular business hours, at the office of the Corporation or any transfer agent of the Corporation or at such other place as may be designated by the Corporation, the certificate or certificates for the shares to be converted (the “Series A Preferred Certificate”), duly endorsed or assigned in blank to the Corporation (if required by it).
(b)	Each Series A Preferred Certificate shall be accompanied by written notice (the “Conversion Demand”) stating that such Holder elects to convert such shares and stating the name or names (with address) in which the certificate or certificates for the shares of Common Stock (the “Common Certificate”) are to be issued. Such conversion shall be deemed be effected on the date when such delivery is made, and such date is referred to herein as the “Conversion Date.”
(c)	As promptly as practicable thereafter, the Corporation shall issue and deliver to or upon the written order of such Holder, at the place designated by such Holder, a certificate or certificates for the number of shares of Common Stock calculated pursuant to this Article V, to which such Holder is entitled.
(d)	The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a Holder of record of Common Stock on the applicable Conversion Date, unless the transfer books of the Corporation are closed on such Conversion Date, in which event the Holder shall be deemed to have become the stockholder of record on the next succeeding date on which the transfer books are open, provided that the Conversion Ratio (as hereinafter defined) shall be the Conversion Ratio in effect on the Conversion Date.
(e)	Upon conversion of only a portion of the number of shares covered by a Series A Preferred Certificate, the Corporation shall issue and deliver to, or upon the written order of, the Holder of such Series A Preferred Certificate, at the expense of the Corporation, a new certificate covering the number of shares of the Series A Stock representing the unconverted portion of the Series A Preferred Certificate, which new certificate shall entitle the Holder thereof to all the rights, powers and privileges of a Holder of such shares.

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(f)	The number of shares of Common Stock to be issued pursuant to a Conversion Demand shall be ten (10) shares for each Series A share converted (the “Conversion Ratio”). Any fractional shares calculated and issued pursuant to this Section 5 shall be rounded up to the nearest whole share.

Section 5.02 The Corporation shall pay all documentary, stamp or other transactional taxes (excluding income taxes) attributable to the issuance or delivery of shares of capital stock of the Corporation upon conversion of any shares of Series A Stock; provided, however, that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the Holder of the Series A Stock in respect of which such shares of Common Stock are being issued.

Section 5.03 The Corporation shall reserve out of its authorized, but unissued, shares of Common Stock, solely for the purpose of effecting the conversion of the Series A Stock, sufficient shares of Common Stock to provide for the conversion of all outstanding shares of Series A Stock.

Section 5.04 All shares of Common Stock which may be issued in connection with the conversion provisions set forth herein will, upon issuance by the Corporation, be validly issued, fully paid and non-assessable, not subject to any preemptive or similar rights and free from all taxes, liens or charges with respect thereto created or imposed by the Corporation.

Section 5.05 In no event, shall a Holder of any Series A Stock be allowed to convert such shares of Series A Stock into Common Stock which, upon giving effect to such conversion, would cause the aggregate number of shares of Common Stock beneficially owned by the Holder, and/or its affiliates, to exceed four and nine tenths percent (4.9%) of the currently issued and outstanding shares of the Corporation. In reference to the written notice of election to convert required by Article V Section 5.01 (b) above, the Holder shall affirm in that notice, under penalty of perjury, the exact number of shares held by the Holder on the date of the notice and the Corporation shall have the right to reduce any demand for conversion by a number such that the total number of shares of Common Stock held by the Holder after conversion will not exceed four and nine tenths percent (4.9%) of the currently issued and outstanding shares of Common Stock of the Corporation.

Section 5.06 No shares may be converted prior to the filing of a Definitive Schedule 14C with the Securities Exchange Commission (the “SEC”) increasing the number of authorized shares of the Corporation’s Common Stock in an amount no less than one hundred and twenty million (120,000,000) shares (subject to any stock splits, subdivisions, recapitalizations, or combinations completed after the date of the filing of this Certificate of Designation with the Nevada Secretary of State).

Section 5.07 In the event that the Company shall at any time subdivide the outstanding shares of Common Stock, or shall issue a stock dividend on the outstanding Common Stock, the Conversion Ratio in effect immediately prior to such subdivision or the issuance of such dividend shall be proportionately increased and shall continue to be proportionately increased through any subsequent subdivision, subdivisions, issuance or issuances.

Section 5.08 In the event that the Company shall at any time combine the outstanding shares of Common Stock, the Conversion Ratio in effect immediately prior to such subdivision or the issuance of such dividend shall be proportionately decreased and shall continue to be proportionately decreased through any subsequent combination, or combinations.

Section 5.09 In no event may the Corporation combine or divide the number of shares of Series A Stock outstanding, nor change the authorized number of shares of Series A Stock, except as otherwise approved by the affirmative vote or written consent of the Holders of at least a fifty-one percent (51%) of the Series A Stock issued and outstanding at the time of any such vote or written consent.

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Section 5.10 As used herein, the term “Face Value” shall mean One Dollar ($1.00) per share of Series A Stock.

Article VI.    Voting Rights.

Section 6.01 A Holder of Series A Stock shall be entitled to vote one hundred (100) common votes for each share of Series A Stock held by that Holder, on any matter presented to the Common stockholders of the Company for their action or consideration.

Section 6.02 Series A Stockholders are entitled to vote on matters relating to modifications, adjustments, waivers or other changes or matters relating to Series A Stock. Each Series A Stock share shall have one (1) vote on matters relating to Series A Stock.

Article VII.    Certain Covenants.

Section 7.01 Any Holder of Series A Stock may proceed to protect and enforce its rights and the rights of such Holders by any available remedy by proceeding at law or in equity, whether for the specific enforcement of any provision in this Certificate of Designation or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

Article VIII.   Dividends.

Section 8.01 The Series A Stock shall pay no dividend.

Article IX.    Notice to the Corporation.

Section 9.01 All notices and other communications required or permitted to be given to the Corporation hereunder shall be made by first-class mail, postage prepaid, to the Corporation at its principal executive offices as may be fixed from time to time by the Board of Directors. Any notice to a Holder shall me made to their address as set forth on the books and records of the Corporation.

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The undersigned David Mersky, hereby certifies that:

1.	He is the Chairman of the Board of Directors and the Chief Executive Officer of SIBANNAC, INC., a Nevada corporation (the “Corporation”).

2.	The Corporation is authorized to issue 10,000,000 shares of preferred stock, none of which are issued or outstanding.

3.	That on May 13, 2020, the following resolutions were duly adopted by the Board of Directors:

WHEREAS, the Amended and Restated Articles of Incorporation, as amended to date, of the Corporation provide for a class of its authorized stock known as preferred stock, comprised of 10,000,000 shares, $0.001 par value per share (the “Preferred Stock”), issuable from time to time in one or more series;

WHEREAS, the Board of Directors of the Corporation is authorized to amend the dividend rights, dividend rates, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of Preferred Stock and the number of shares constituting any series and designation thereof, of any of them;

SIBANNAC, INC.
By:
David Mersky, Chairman & CEO
Dated:	Wednesday, May 13, 2020

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors of the Corporation does hereby declare this CERTIFICATE OF DESIGNATION OF SERIES B CONVERTIBLE PREFERRED STOCK to provide for the issuance of a series of Preferred Stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of Preferred Stock as follows:

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CERTIFICATE OF DESIGNATION OF
SERIES B CONVERTIBLE PREFERRED STOCK

Article I.    Designation, Amount and Par Value.

Section 1.01 The series of Preferred Stock shall be designated as the Corporation’s Series B Convertible Preferred Stock (the “Series B Stock”) and the number of shares so designated shall be four hundred thousand (400,000), which shall not be subject to increase without the affirmative vote or written consent of the holders (each a “Holder” and collectively, the “Holders”) of at least fifty-one percent (51%) of the Series B Stock issued and outstanding at the time of any such vote or written consent. Each share of Series B Stock shall have par value of $0.001 per share.

Article II.    Ranking.

Section 2.01 The Series B Stock shall be, with respect to dividend rights and rights upon liquidation, winding-up or dissolution, rank:

(a)	Senior to the Corporation’s Common A Stock, $0.001 par value per share (“Common Stock”); and

(b)	Senior to any and all other classes or series of Preferred Stock of the Corporation, whether authorized now, or at any time in the future, unless any such subordination to any other class or series of Preferred Stock, is expressly agreed to, pursuant to an affirmative vote or written consent of Holders of at least sixty-seven percent (67%) of the Series B Stock issued and outstanding at the time of any such vote or written consent.

Article III.    Liquidation Rights.

Section 3.01 With respect to rights on Liquidation (as defined in Section 3.02 of this Article III), the Series B Stock shall rank senior and prior to the any and all classes of series of the Corporation’s common stock and to any and all other classes or series of preferred stock of the Corporation, except as otherwise approved by the affirmative vote or written consent of the Holders of at least a sixty-seven percent (67%) of the Series B Stock issued and outstanding at the time of any such vote or written consent. Furthermore, the Corporation may not designate any other class or series of common stock or preferred stock without first obtaining the affirmative vote or consent of the Holders of at least sixty-seven percent (67%) of the Series B Stock issued and outstanding at the time of any such vote or written consent.

Section 3.02 In the event of any liquidation, dissolution or winding-up of the affairs of the Corporation (collectively, a “Liquidation”), the sole participation to which the Holders of shares of Series B Stock then issued and outstanding (the “Series B Stockholders”) shall be entitled, out of the assets of the Corporation legally available for distribution to its stockholders, whether from capital, surplus or earnings, to receive, before any payment shall be made to the holders of the Common Stock or any other class or series of preferred stock ranking on Liquidation junior to such Series B Stock, an amount per share equal to the Face Value (as hereinafter defined). If upon any such Liquidation, the remaining assets of the Corporation available for distribution to its shareholders shall be insufficient to pay the Holders of shares of Series B Stock the full amount to which they shall be entitled, the Holders of shares of Series B Stock, and of any class or series of stock ranking upon liquidation on a parity with the Series B Stock, shall share pari passu in any distribution of the remaining assets and funds of the Corporation in proportion to the respective liquidation amounts that would otherwise be payable to the Holders of preferred stock with respect to the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

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Article IV.    Restrictive Legend.

Section 4.01 Any Series B Stock certificate issued in reference to this designation shall bear on its face the following restrictive legend:

THE SHARES REPRESENTED BY THE CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED UNLESS, IN THE OPINION OF COUNSEL SATISFACTORY TO THE ISSUER, THE TRANSFER QUALIFIES FOR AN EXEMPTION FROM OR EXEMPTION TO THE REGISTRATION PROVISIONS THEREOF.

Section 4.02 For purposes of this CERTIFICATE OF DESIGNATION OF SERIES B CONVERTIBLE PREFERRED STOCK, the term "Valid Exemption From or To Registration" shall mean, an exemption from or to registration, under the Securities Act of 1933 and applicable state securities laws and then, only after receipt, by the Corporation, its Transfer Agent and the Holder, of an opinion of counsel which clearly states that such an exemption is available to the Holder.

Article V.    Conversion and Face Value.

Section 5.01 Any Holder of Series B Stock shall have the right to convert any or all of the Holder’s Series B Stock into a number of fully paid and non-assessable shares of Common Stock for each share of Series B Stock so converted, as set forth in this Article V after a minimum of six (6) months from the date of the purchase has passed.

(a)	Any Series B Stockholder may exercise the right to convert such shares into Common Stock pursuant to this Article V by delivering to the Corporation during regular business hours, at the office of the Corporation or any transfer agent of the Corporation or at such other place as may be designated by the Corporation, the certificate or certificates for the shares to be converted (the “Series B Preferred Certificate”), duly endorsed or assigned in blank to the Corporation (if required by it).

(b)	Each Series B Preferred Certificate shall be accompanied by written notice (the “Conversion Demand”) stating that such Holder elects to convert such shares and stating the name or names (with address) in which the certificate or certificates for the shares of Common Stock (the “Common Certificate”) are to be issued. Such conversion shall be deemed be effected on the date when such delivery is made, and such date is referred to herein as the “Conversion Date.”

(c)	As promptly as practicable thereafter, the Corporation shall issue and deliver to or upon the written order of such Holder, at the place designated by such Holder, a certificate or certificates for the number of shares of Common Stock calculated pursuant to this Article V, to which such Holder is entitled.

(d)	The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a Holder of record of Common Stock on the applicable Conversion Date, unless the transfer books of the Corporation are closed on such Conversion Date, in which event the Holder shall be deemed to have become the stockholder of record on the next succeeding date on which the transfer books are open, provided that the Conversion Ratio (as hereinafter defined) shall be the Conversion Ratio in effect on the Conversion Date.

(e)	Upon conversion of only a portion of the number of shares covered by a Series B Preferred Certificate, the Corporation shall issue and deliver to, or upon the written order of, the Holder of such Series B Preferred Certificate, at the expense of the Corporation, a new certificate covering the number of shares of the Series B Stock representing the unconverted portion of the Series B Preferred Certificate, which new certificate shall entitle the Holder thereof to all the rights, powers and privileges of a Holder of such shares.

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(f)	The number of shares of Common Stock to be issued pursuant to a Conversion Demand shall be the number that is eighty-percent (80%) of the closing stock price of the Company’s Common Stock on the five (5) trading days prior to the date of any Conversion Demand, divided into the Face Value (the “Conversion Ratio”). Any fractional shares calculated and issued pursuant to this Section 5 shall be rounded up to the nearest whole share.

(g)	In no event shall the Conversion Ratio be less than the Minimum and nor greater than the Maximum Conversion Ratios listed on any subscription to Series B Stock. If no Minimum nor Maximum Conversion Ratios are listed on the subscription to Series B Stock;
(i) The Minimum Conversion Ratio shall be twenty (20); and
(ii) The Maximum Conversion Ratios shall be one hundred (100).

Section 5.02 The Corporation shall pay all documentary, stamp or other transactional taxes (excluding income taxes) attributable to the issuance or delivery of shares of capital stock of the Corporation upon conversion of any shares of Series B Stock; provided, however, that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the Holder of the Series B Stock in respect of which such shares of Common Stock are being issued.

Section 5.03 The Corporation shall reserve out of its authorized, but unissued, shares of Common Stock, solely for the purpose of effecting the conversion of the Series B Stock, sufficient shares of Common Stock to provide for the conversion of all outstanding shares of Series B Stock.

Section 5.04 All shares of Common Stock which may be issued in connection with the conversion provisions set forth herein will, upon issuance by the Corporation, be validly issued, fully paid and non-assessable, not subject to any preemptive or similar rights and free from all taxes, liens or charges with respect thereto created or imposed by the Corporation.

Section 5.05 In no event, shall a Holder of any Series B Stock be allowed to convert such shares of Series B Stock into Common Stock which, upon giving effect to such conversion, would cause the aggregate number of shares of Common Stock beneficially owned by the Holder, and/or its affiliates, to exceed four and nine tenths percent (4.9%) of the currently issued and outstanding shares of the Corporation. In reference to the written notice of election to convert required by Article V Section 5.01 (b) above, the Holder shall affirm in that notice, under penalty of perjury, the exact number of shares held by the Holder on the date of the notice and the Corporation shall have the right to reduce any demand for conversion by a number such that the total number of shares of Common Stock held by the Holder after conversion will not exceed four and nine tenths percent (4.9%) of the currently issued and outstanding shares of Common Stock of the Corporation.

Section 5.06 No shares may be converted prior to the filing of a Definitive Schedule 14C with the Securities Exchange Commission (the “SEC”) increasing the number of authorized shares of the Corporation’s Common Stock in an amount no less than one hundred and twenty million (120,000,000) shares (subject to any stock splits, subdivisions, recapitalizations, or combinations completed after the date of the filing of this Certificate of Designation with the Nevada Secretary of State).

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Section 5.07 Anti-Dilution Provisions. In the event of a forward and/or reverse split of the outstanding shares of the Company’s Common Stock, the following provisions shall apply:

(a)	In the event that the Company shall at any time subdivide the outstanding shares of Common Stock, or shall issue a stock dividend on the outstanding Common Stock, the Minimum and Maximum Conversion Ratios in effect immediately prior to such subdivision or the issuance of such dividend shall be proportionately increased and shall continue to be proportionately increased through any subsequent subdivision, subdivisions, issuance or issuances.

(b)	In the event that the Company shall at any time combine the outstanding shares of Common Stock, the Minimum and Maximum Conversion Ratios in effect immediately prior to such subdivision or the issuance of such dividend shall be proportionately decreased and shall continue to be proportionately decreased through any subsequent combination, or combinations.

(c)	In no event may the Corporation combine or divide the number of shares of Series B Stock outstanding, nor change the authorized number of shares of Series B Stock, except as otherwise approved by the affirmative vote or written consent of the Holders of at least a fifty-one percent (51%) of the Series B Stock issued and outstanding at the time of any such vote or written consent.

Section 5.08 As used herein, the term “Face Value” shall mean Five Dollars ($5.00) per share of Series B Stock.

Article VI.    Voting Rights.

Section 6.01 A Holder of Series B Stock shall not be entitled to vote on any matter presented to the Common stockholders of the Company for their action or consideration.

Section 6.02 Series B Stockholders are entitled to vote only on matters relating to modifications, adjustments, waivers or other changes or matters relating to Series B Stock. Each Series B Stock share shall have one (1) vote on matters relating to Series B Stock.

Article VII.    Certain Covenants.

Section 7.01 Any Holder of Series B Stock may proceed to protect and enforce its rights and the rights of such Holders by any available remedy by proceeding at law or in equity, whether for the specific enforcement of any provision in this Certificate of Designation or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

Article VIII.   Dividends.

Section 8.01 The Series B Stock shall pay an eight percent (8.0%) quarterly dividend on its face value, payable in cash or Series B Stock at the Corporations sole discretion.

Article IX.    Notice to the Corporation.

Section 9.01 All notices and other communications required or permitted to be given to the Corporation hereunder shall be made by first-class mail, postage prepaid, to the Corporation at its principal executive offices as may be fixed from time to time by the Board of Directors. Any notice to a Holder shall me made to their address as set forth on the books and records of the Corporation.

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